Exhibit 5.1

November 19, 2012

Wisconsin Power and Light Company

4902 N. Biltmore Lane

Madison, Wisconsin 53718

RE:	2.25% Debentures due 2022

Registration Statement on Form S-3

Registration No. 333-178577-01

Ladies and Gentlemen:

We have acted as Wisconsin counsel to Wisconsin Power and Light Company, a Wisconsin corporation (the “Company”), in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of its 2.25% Debentures due 2022 (the “Debentures”) pursuant to an indenture dated as of June 20, 1997, as amended (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as successor trustee, and the related Officers’ Certificate (the “Officers’ Certificate”) dated as of November 19, 2012, which establishes and sets forth certain terms and conditions of the Debentures, and subject to the terms and conditions of the Underwriting Agreement dated November 14, 2012 by and between the Company and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc., as representatives (the “Underwriting Agreement”). The Debentures are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2011 (File No. 333-178577-01) (the “Registration Statement”), including a base prospectus dated December 16, 2011 (the “Base Prospectus”), and a prospectus supplement dated November 14, 2012 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act.

In such capacity, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the Officers’ Certificate; (v) the form of the Debentures; (vi) certain resolutions of the Company’s Board of Directors; (vii) the Indenture; (viii) the Company’s Restated Articles of Organization, as amended and currently in effect; (ix) the Company’s Amended and Restated By-Laws, as currently in effect; and (x) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In all such investigations and examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Wisconsin Power and Light Company

November 19, 2012

Based upon and subject to limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debentures, when delivered and sold as contemplated by the Prospectus, were duly authorized and validly issued and constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability.

This opinion is limited to the laws of the United States and the laws of the State of Wisconsin, and we do not express any opinion concerning any other law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are experts, or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.